Acquisition Restructure & Technology Transfer Agreement

Party A:  AXM Pharma (Shenyang), Inc.

Party B:  Beijing Yuhuatang Biological Sci-Tech Development Co., Ltd

On the basis of complementing advantages for each other, mutual benefit and mutual development, Party A and Party B, through friendly negotiation, reached the following agreement on acquisition restructure and technology transfer:

1.	Both parties confirm that the entire fixed assets and technology value of Party B is worth RMB 45,000,000 (the actual assessed value is RMB
59,830,000).

2.	Party A will furnish 4,500,000 shares of its Parent company-AXM
Pharma (US), Inc. to Party B at the price of $ 1.25 per share by the integral number of which is equivalent to RMB 45,000,000. Therewith,
Party B is entitled to own the share rights calculated in US dollars equivalent to RMB 45,000,000 of Party A. Thus, Party B becomes a wholly owned subsidiary of Party A. Meanwhile, Party A will pay
RMB 1,000,000 in cash to Party B. Party A will own the State Fund for Technology Innovation obtained by Party B’s application.

3.	After acquired by Party A, legal representative and organization structure of Party B will be defined by the board of directors. Party B is entitled to arrange for their operation and business according to circumstances.

4.	Party B will transfer all their access of technology to Party A, including
AD, ADD, Testosterone, Testosterone undecanoate, Adriamycin,
Lovastatin，Phytosrterol, Daptomycin, Geldanamycin (the last two is under development now), as well as Xin-nao-xin (Chinese
Pinyin)whose pre-clinical study has been completed.

5.	Party B promises that its access to these technologies will not be transferred to a third party and will take all responsibilities as well as compensate to Party A for its losses thus produced if Party B breaks its promise .

6.	Party B should be responsible for all its creditor’s rights and liabilities before this agreement is signed；after that, Party B need not bear any right of their common creditor’s right and liability without permission from Party A.

7.	Party A will pay Party B for all its equipment renewal, technical development and research, staff salary, renting fees, as well as all its operation fees. Party B should produce all these financial statements to

Party A for each month. Party A should response promptly without disturbing Party B’s regular operation.

8.	Party B will infuse to Party A all its current assets, intellectual property, future intellectual property as well as various operational income

9.	Party B will transfer the role of general agent of GM1 to Party A and
Party B promises that it burdens no liability for GM1.

10.	All original documents of foresaid technologies will be transferred to
Party A for record and Party B is responsible for taking back all documents and materials that are kept elsewhere.

11.	This agreement is made in three copies and will take effect after it’s signed. Party A and Party B shall negotiate any unforeseeable issues friendly and cooperatively.

Party A: January 7th, 2007	Party B: